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                                                                    Exhibit 99.1

                           FOR IMMEDIATE PRESS RELEASE


FOR:     PMC CAPITAL, INC.                           CONTACT: Investor Relations
         PMC COMMERCIAL TRUST                                 972-349-3256
         18111 Preston Road Suite 600
         Dallas, Texas 75252

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                   PMC CAPITAL, INC. AND PMC COMMERCIAL TRUST

                SELL $63.5 MILLION OF "Aaa" RATED NOTES AT 6.67%

                    THROUGH STRUCTURED LOAN SALE TRANSACTION

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Dallas, TX                                                        April 15, 2002

PMC Capital, Inc.; AMEX: PMC and PMC Commercial Trust; AMEX: PCC are pleased to announce the completion of a joint structured loan sale transaction consisting of the issuance of fixed-rate notes by a newly formed joint venture, secured by a portfolio of their loans. The private financing was rated "Aaa" by Moody's Investors Service, Inc. As a result of the transaction, PMC Capital, Inc. ("PMC Capital") and PMC Commercial Trust ("PMC Commercial") received gross proceeds of approximately $38.9 million and $24.6 million, respectively. These proceeds were used to fund the costs of the transaction and the required reserve balance. In addition, PMC Commercial used a portion of the proceeds to pay down its credit facility. The remaining funds will be utilized by PMC Capital and PMC Commercial to originate additional portfolio and for working capital. The debt was issued by a newly formed special purpose affiliate of PMC Capital and PMC Commercial at an interest rate of 6.67%.

The President and CEO of PMC Capital, Lance B. Rosemore, stated, "The completion of this securitization marks the third joint securitization between PMC Capital and PMC Commercial. The ability to have both companies contribute assets enables us to access the securitization market more frequently than in the past and to reduce the negative carry associated with the securitization of larger amounts of our assets."

Dr. Andrew S. Rosemore, Chairman of the Board of Trust Managers of PMC Commercial, stated, "We are pleased that this joint debt offering has been successfully concluded allowing us to continue the growth of our serviced loan portfolio. The securitization provides for a matching of fixed rate portfolio with a fixed rate funding source."

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "expects," "anticipates" or words of similar import. Similarly, statements that describe the reporting entities future plans, objectives or goals are also forward-looking statements. Such forward-looking statements can be subject to certain risks and uncertainties, including the financial performance of the reporting entities, real estate conditions and market valuations of their stock, which could cause actual results to differ materially from those currently anticipated. Although the reporting entities believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, the reporting entities can give no assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the reporting entities undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.